INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Sonoma College, Inc. and Subsidiary on Form SB-2/A Amendment No. 5 (FILE NO. 333-120671) of our report which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated September 9, 2005, with respect to our audits of the consolidated financial statements of Sonoma College, Inc. and Subsidiary as of and for the years ended June 30, 2005 and 2004 appearing in the Prospectus which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
September 28, 2005